Exhibit 35.2

[PHH Mortgage Corporation Logo]	Martin L. Foster

Senior Vice President
Loan Servicing and Post Closing

2001 Bishops Gate Boulevard	T: (856) 917-8222
Mt. Laurel, NJ 08054	F: (856) 917-8280

FORM 1123 CERTIFICATION

ANNUAL STATEMENT OF COMPLIANCE

I, Martin L. Foster, the undersigned, an authorized officer of PHH Mortgage Corporation (the “Servicer”), do certify the following for the calendar year ended December 31, 2014:

1. A review of the Servicer’s activities during the reporting period and of its performance under the servicing agreement[s] listed on Schedule 1 hereto (the “Agreement(s)”) has been made under such officer’s supervision.

2. To the best of such officer’s knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement(s) in all material respects throughout the reporting period. I note that Schedule 2 hereto discloses an instance of the Servicer’s failure to fulfill an obligation under the Agreement(s), which was confirmed after the end of the calendar year ended December 31, 2014, specifying such fialure and the nature and status thereof. I further note that the Servicer does not believe this failure to fulfill an obligation is material.

Certified by: PHH Mortgage Corporation

By:	/s/ Martin L. Foster
Name:	Martin L. Foster
Title:	Senior Vice President

Date	: February 26, 2015

SCHEDULE 1

[List of applicable contracts]

Citibank As Securities Administrator

PHH Investor Number	PHH Category	Deal Name/Agreement Name
G90	001	SEMT 2011-1
G90	003	SEMT 2011-2
R87	All	SEMT 2012-1
S24	All	SEMT 2012-3
S40	All	SEMT 2012-4
S42	All	SEMT 2012-5
S47	All	SEMT 2012-6
S52	All	SEMT 2013-1
S54	All	SEMT 2013-2
S67	All	SEMT 2013-7
R97	All	SEMT 2012-2

SCHEDULE 2

Last year, the Servicer disclosed that its mortgage servicing platform used funds held for future distribution to reimburse itself for historical principal and interest advances (i.e., pool-level reimbursement) even when the Agreement(s) did not contemplate such a use of funds. Consistent with pool-level reimbursement, such funds were replaced by the Servicer for remittance in connection with the applicable collection period. At no point in time did the trust fund under the Agreement(s) ever fail to receive a complete and correct remittance when due. The above statements still applied to calendar year 2014 as the Servicer has been in discussions with its platform vendor and other vendors about revising the functionality of the platfonn as well as other opportunities to resolve this issue. The Servicer has developed a process to prevent the reimbursement of the P&I advance to the Servicer from funds held for future distribution and has engaged a vendor to implement. The Servicer plans to have the solution implemented thereby resolving this issue by the end of the third calendar quarter in 2015, subject to vendor implementation processes.